Exhibit 99.1

Notice to Directors and Executive Officers of

Duke Energy Corporation

Spectra Energy Corp

Duke Energy Corporation (“Duke Energy”) and Spectra Energy Corp (“Spectra Energy”) have received notice from the plan administrator of the Duke Energy Retirement Savings Plan, Spectra Energy Retirement Savings Plan, Cinergy Corp. Non-Union Employees’ 401(k) Plan, Cinergy Corp. Union Employees’ 401(k) Plan and Cinergy Corp. Union Employees’ Savings Incentive Plan (collectively, the “401(k) Plan”) that the Duke Energy Common Stock Fund and the Spectra Energy Common Stock Fund that will be established under the 401(k) Plan in connection with the spinoff (“Spinoff”) of Spectra Energy, assuming the Spinoff of Spectra Energy occurs on January 2, 2007, are expected to be closed for participant transactions from the close of the market on December 29, 2006 until sometime during the week ending on January 5, 2007 (the “blackout period”).  This temporary suspension is necessary in order for the 401(k) Plan’s recordkeeper to coordinate the receipt of Spectra Energy shares.  This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period you will be unable to trade in the common stock of Duke Energy or Spectra Energy (or other equity securities of either issuer).  In addition, this blackout period occurs during a time (i.e., not during a “trading window” period) when trading under Duke Energy’s insider trading policy is generally not permitted.  Please note that this restriction will not apply to certain transactions, including (i) the receipt of Spectra Energy common stock with respect to Duke Energy common stock pursuant to the Spinoff, (ii) any purchases and sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or (iii) dividend reinvestments.

If you have any question about this notice and the required sale restriction, including whether the blackout period has ended, you may obtain information, without charge, by contacting Duke Energy Corporation, Attention: Chief Legal Officer, 526 South Church Street, Charlotte, NC  28202 (telephone 704-382-2204).

This notice is being provided by Duke Energy on behalf of itself and its wholly-owned subsidiary Spectra Energy.